EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE
August 4, 2011	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Holdings Corporation Reports Second Quarter 2011 Financial Results and Affirms 2011 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income  of $14.2 million, or $0.28 per diluted share, for the second quarter of 2011, compared to net income of $11.5 million, or $0.38 per diluted share, for the same period in 2010.  For the first six months of 2011, UIL’s consolidated net income was $66.2 million, or $1.30 per diluted share, compared to $27.4 million, or $0.90 per diluted share, for the same period in 2010.  The second quarter and first six months results for 2011 reflect the earnings impact of the gas distribution operations acquired in the fourth quarter of 2010, the corporate expenses associated with that acquisition and the share dilution resulting from the September 2010 equity issuance as detailed in the table below.

“Although it has only been a little over eight months since the closing on the gas companies acquisitions, integration of all our operating companies is well underway,” said James P. Torgerson, UIL’s president and chief executive officer.  “In April, we initiated an aggressive multi-media marketing campaign to convert businesses and households to natural gas, as the economical and environmentally friendly fuel of choice.   Year-to date, gas conversions are running ahead of 2010 levels and we are on track to meet our 2011 conversions target.”

“GenConn Energy’s Middletown facility, a 50-50 joint venture between NRG Energy, Inc. and The United Illuminating Company, began operating in the ISO markets in June,” added Torgerson.  “Both Devon and Middletown provide peaking generation resources, which enhances system reliability in New England, especially when demand for electricity is high.”

“And just yesterday, we received a final decision approving the gas companies’ and Office of Consumer Counsel’s settlement agreement, with minor modifications,” commented Torgerson. “We are pleased with the outcome, as it resolves all pending issues related to the rate case appeals and terminates The Southern Connecticut Gas Company’s potential overearnings investigation.”

The following table provides earnings per diluted share for the second quarter and first six months of 2011, compared to the same periods in 2010.

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	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	Difference	2011	2010	Difference

EPS
UIL excl. acquisition & transition related activities	$0.62	$0.52	$0.10	$1.20	$1.04	$0.16
Gas distribution	$(0.03)	$-	$(0.03)	$0.71	$-	$0.71
Interest expense related to $450M debt issuance	$(0.06)	$-	$(0.06)	$(0.13)	$-	$(0.13)
September 2010 equity issuance	$(0.25)	$-	$(0.25)	$(0.48)	$-	$(0.48)
Acquisition related expenses	$-	$(0.14)	$0.14	$-	$(0.14)	$0.14
UIL Consolidated	$0.28	$0.38	$(0.10)	$1.30	$0.90	$0.40

Electric distribution, CTA & other

Earnings from the electric distribution business in the second quarter of 2011 were $11.1 million, or $0.22 per diluted share, compared to $9.4 million, or $0.31 per diluted share, for the same period in 2010.  For the first six months of 2011, the electric distribution business had total earnings of $21.8 million, or $0.43 per diluted share, compared to $19.5 million, or $0.64 per diluted share, for the same period in 2010.  The increase in earnings for both the quarter and first six months of 2011 were primarily attributable to increased income from the investment in GenConn, partially offset by lower CTA rate base.

Earnings from UI’s equity investment in GenConn in the second quarter of 2011 were $2.6 million, or $0.05 per diluted share, compared to a loss of $0.9 million, or $0.03 per diluted share in the second quarter of 2010.   For the first six months of 2011 GenConn earned $4.7 million, or $0.09 per diluted share, compared to a loss of $0.9 million, or $0.03 per diluted share, for the same period in 2010.

 Electric transmission

Earnings from the electric transmission business in the second quarter of 2011 were $7.9 million, or $0.15 per diluted share, compared to $6.7 million, or $0.22 per diluted share, for the same period in 2010.  For the first six months of 2011, total transmission earnings were $15.6 million, or $0.31 per diluted share, compared to $13.1    million, or $0.43 per diluted share for the same period in 2010.  The increase in earnings for both the quarter and first six months of 2011 were primarily attributable to an increase in the allowance for funds used during construction.

Gas distribution

The gas distribution businesses incurred a loss of $1.5 million, or $0.03 per diluted share in the second quarter of 2011, consistent with the seasonal nature of the gas business.  For the first six months of 2011, earnings from the gas distribution business were $35.9 million, or $0.71 per diluted share.  There were no earnings from the gas distribution businesses for the second quarter and first six months of 2010 as those businesses were not acquired until November 2010.

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Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” levels, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $3.3 million, or $0.06 per diluted share in the second quarter of 2011, compared to net after-tax costs of $4.6 million, or $0.15 per diluted share, in the same period of 2010.  The decrease was primarily attributable to the absence in 2011 of after-tax acquisition related costs incurred in the second quarter of 2010, partially offset by interest expense related to the October 2010 issuance of $450 million of public debt, the proceeds of which were used to partially fund the acquisition.

For the first six months of 2011, UIL Corporate incurred net after-tax costs of $7.1 million, or $0.15 per diluted share, compared to $5.2 million, or $0.17 per diluted share, in the same period in 2010.  The increase was predominately attributable to interest expense related to the October 2010 debt issuance mentioned above.

Looking Forward

UIL affirms the earnings guidance reported on May 4, 2011, as shown below.

2011 Earnings Expectations

	Approximate Net Income(2)	EPS - diluted (3)

Electric distribution, CTA & other	$39 - $46	$0.78 - $0.90
Electric transmission	$28 - $30	$0.55 - $0.60

Total UI (1)	$68 - $73	$1.35 - $1.45

Gas distribution	$39 - $45	$0.78 - $0.88

UIL Corporate	($15) - ($14)	($0.30) - ($0.28)

Total UIL (1)	$94 - $101	$1.85 - $2.00

(1) Expectations are not intended to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.0 million average shares outstanding

Second Quarter 2011 Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Friday, August 5, 2011, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

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Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition-related financial activities described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition activity, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2011 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2011.   Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. Such risks and uncertainties with respect to UIL Holdings’ recent acquisition of The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2011 and 2010:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Operating Revenues
Electric distribution and transmission	$183,436	$207,113	$381,662	$427,389
Gas distribution	130,609	-	493,433	-
Non-utility	4	3	7	7
Total Operating Revenues	314,049	207,116	875,102	427,396
Operating Expenses
Operation
Purchased power	37,311	53,567	86,574	128,915
Natural gas purchased	63,537	-	292,880	-
Operation and maintenance	95,002	62,367	189,000	113,988
Transmission wholesale	17,607	15,339	34,629	30,815
Depreciation and amortization	34,468	27,038	70,573	54,289
Taxes - other than income taxes	25,900	16,592	61,407	34,296
Acquisition-related costs	-	6,700	-	6,700
Total Operating Expenses	273,825	181,603	735,063	369,003
Operating Income	40,224	25,513	140,039	58,393

Other Income and (Deductions)	5,604	4,904	10,269	8,960

Interest Charges, net
Interest on long-term debt	22,670	9,928	44,007	19,805
Other interest	422	138	1,729	419
	23,092	10,066	45,736	20,224
Amortization of debt expense and redemption premiums	505	401	1,335	794
Total Interest Charges, net	23,597	10,467	47,071	21,018

Income Before Income Taxes, Equity Earnings	22,231	19,950	103,237	46,335

Income Taxes	10,708	7,564	41,718	18,042

Income Before Equity Earnings	11,523	12,386	61,519	28,293
Income (loss) from Equity Investments	2,647	(897)	4,709	(889)

Net Income	14,170	11,489	66,228	27,404
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-	28	-

Net Income attributable to UIL Holdings	$14,156	$11,489	$66,200	$27,404

Average Number of Common Shares Outstanding - Basic	50,628	30,093	50,574	30,037
Average Number of Common Shares Outstanding - Diluted	50,872	30,313	50,824	30,317

Earnings Per Share of Common Stock - Basic:	$0.28	$0.38	$1.31	$0.91

Earnings Per Share of Common Stock - Diluted:	$0.28	$0.38	$1.30	$0.90

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three and Six Months Ended June 30, 2011 and 2010
(Thousands of Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Income	$14,170	$11,489	$66,228	$27,404
Other Comprehensive Income	(26)	-	146	-
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-	28	-
Comprehensive Income	$14,130	$11,489	$66,346	$27,404

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	June 30,	December 31,
(thousands of dollars)	2011	2010
ASSETS
Current assets	$523,096	$697,421
Other investments	92,859	85,717
Net property, plant and equipment	2,438,161	2,327,450
Regulatory assets	963,236	925,889
Goodwill	302,184	298,890
Deferred charges and other assets	167,497	120,066
Total Assets	$4,487,033	$4,455,433

LIABILITIES AND CAPITALIZATION
Current liabilities	$481,957	$552,934
Noncurrent liabilities	633,123	577,231
Deferred income taxes	393,624	354,164
Regulatory liabilities	366,916	382,366
Total Liabilities	1,875,620	1,866,695

Long-term debt, net of unamortized discount and premium	1,508,223	1,511,768
Preferred stock of subsidiary	828	828
Net common stock equity	1,102,362	1,076,142
Total Capitalization	2,611,413	2,588,738

Total Liabilities and Capitalization	$4,487,033	$4,455,433